HIGHLAND FUNDS I

RULE 18f-3 MULTI-CLASS PLAN

                    This Rule 18f-3 Multi-Class Plan (the “Multi-Class Plan”) is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of shares by the Trust in accordance with the terms, procedures and conditions set forth below.  A majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust within the meaning of the Act, have found this Multi-Class Plan, including the expense allocations, to be in the best interests of the Trust and each Class of Shares constituting the Trust.

A.	Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

	1.	The Act – the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

	2.	CDSC – contingent deferred sales charge.

	3.	CDSC Period – the period of time following acquisition during which Shares are assessed a CDSC upon redemption.

	4.	Class - a class of Shares of the Trust.

	5.	Class A Shares – shall have the meaning ascribed in Section B.1.

	6.	Class C Shares – shall have the meaning ascribed in Section B.2.

	7.	Class Z Shares - shall have the meaning ascribed in Section B.3.

8.

Distribution Expenses – expenses and any element of profit referred to in a Plan of Distribution and/or board resolutions, incurred in activities that are primarily intended to result in the distribution and sale of Shares.

	9.	Distribution Fee – a fee paid by the Trust in respect of the asset of a Class of the Trust to the Distributor pursuant to the Plan of Distribution relating to the Class.

	10.	Distributor – PFPC Distributors, Inc.

	11.	NASD - National Association of Securities Dealers, Inc.

	12.	Plan of Distribution – any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee.

	13.	Prospectus – the prospectus, including the statement of additional information incorporated by reference therein, covering the Shares of the referenced Class or Classes of the Trust.

	14.	SEC – Securities and Exchange Commission.

15.

Service Fee – a fee paid to financial intermediaries, including the Distributor and its affiliates, for the ongoing provision of personal services to shareholders of a Class and/or the maintenance of shareholder accounts relating to a Class.

	16.	Share – a share of beneficial interest in the Trust.

	17.	Trust – Highland Funds I

	18.	Trustees – the Trustees of the Trust.

B.	Classes. The Trust may offer three Classes in one or more sub-trusts as follows:

1.

Class A Shares.  Class A Shares means Class A Shares of the Trust.  Class A Shares shall be offered at net asset value plus a front-end sales charge set forth in the Prospectus from time to time, which may be reduced or eliminated in any manner not prohibited by the Act or the NASD as set forth in the Prospectus.  Class A Shares that are not subject to a front-end sales charge as a result of the foregoing may be subject to a CDSC for the CDSC Period set forth in Section D.1.  The offering price of Class A Shares subject to a front-end sales charge shall be computed in accordance with the Act.  Class A Shares shall be subject to ongoing Distribution Fees or Service Fees approved from time to time by the Trustees and set forth in the Prospectus.

2.

Class C Shares.  Class C Shares means Class C Shares of the Trust.  Class C Shares shall be (1) offered at net asset value, (2) subject to a CDSC for the CDSC Period set forth in Section D.1. and (3) subject to ongoing Distribution Fees and Service Fees approved from time to time by the Trustees and set forth in the Prospectus.

3.

Class Z Shares.  Class Z Shares means Class Z Shares of the Trust.  Class Z shares shall be (1) offered at net asset value, (2) sold without a front-end sales load or CDSC, and (3) offered to certain institutions and other eligible investors purchasing the minimum amount of Shares as set forth in the Prospectus.

C.

Rights and Privileges of Classes.  Each of the Class A Shares, Class C Shares and Class Z Shares will represent an interest in the same portfolio of assets and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except as described otherwise in the Trust’s Agreement and

Declaration of Trust with respect to each of such Classes and in Sections H and I of this Multi-Class Plan.

D.	CDSC. A CDSC may be imposed upon redemption of Class A Shares that do not incur a front end sales charge and upon redemption of Class C Shares, subject to the following conditions:

	1.	CDSC Period. The CDSC Period for Class A Shares shall be 18 months, and the CDSC Period for Class C Shares shall be one year. Each of these periods begins on the day on which the purchase was made.

2.

CDSC Rate.  The CDSC rate shall be recommended by the Distributor and approved by the Trustees.  If a CDSC is imposed for a period greater than 13 months, in each succeeding 12 months of the CDSC Period (after the first 12 months, plus any initial partial month) the CDSC rate must be less than or equal to the CDSC rate in the preceding 12 months (plus any initial partial month).

3.

Disclosure and changes.  The CDSC rates and CDSC Period shall be disclosed in the Prospectus and may be decreased at the discretion of the Distributor, but may not be increased unless approved as set forth in Section M.

4.

Method of calculation.  The CDSC shall be assessed on an amount equal to the lower of the net asset value at the time of purchase or redemption.  No CDSC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions.  The order in which Class A Shares and Class C Shares are to be redeemed when not all of such Shares would be subject to a CDSC shall be as determined by the Distributor in accordance with the provisions of Rule 6c-10 under the Act.

5.

Waiver.  The Distributor may in its discretion waive a CDSC otherwise due upon the redemption of Shares of any Class under circumstances previously approved by the Trustees and disclosed in the Prospectus and as allowed under Rule 6c-10 under the Act.

6.

Calculation of offering price.  The offering price of Shares of any Class subject to a CDSC shall be computed in accordance with Rule 22c-1 under the Act and Section 22(d) of the Act and the rules and regulations thereunder.

7.

Retention by Distributor.  The CDSC paid with respect to Shares of any Class may be retained by the Distributor to reimburse the Distributor for commissions paid by it in connection with the sale of Shares subject to a CDSC and for Distribution Expenses.

E.	Service and Distribution Fees. Class A Shares shall be subject to a Distribution Fee not in excess of 0.10% per annum of the average daily net assets of the Class and a Service Fee not in excess of 0.25% of the average daily net assets of the Class.  Class C Shares shall be subject to a Distribution Fee not in excess of 0.75% per annum of the average daily net assets of the Class and a Service Fee not in excess of 0.25% of the average daily net assets of the Class.  All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the plans adopted by the Trust with respect to such fees and Rule 12b-1 of the Act.

F.	Allocation of Liabilities, Expenses, Income and Gains Among Classes.

1.

Liabilities and Expenses applicable to a particular Class.  Each Class of the Trust shall pay any Distribution Fee and Service Fee applicable to that Class.  Other expenses applicable to any of the foregoing such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of the Trust’s assets, shall be allocated among such Classes in different amounts in accordance with the terms of each such Class if they are actually incurred in different amounts by such Classes or if such Classes receive services of a different kind or to a different degree than other Classes.

2.

Income, losses, capital gains and losses, and liabilities and other expenses applicable to all Classes.  Income, losses, realized and unrealized capital gains and losses, and any liabilities and expenses not applicable to any particular Class shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Trust.

3.

Determination of nature of items.  The Trustees shall determine in their sole discretion whether any liability, expense, income, gain or loss other than those listed herein is properly treated as attributed in whole or in part to a particular Class or all Classes.

G.

Exchange Privilege.  Holders of Class A Shares, Class C Shares and Class Z Shares shall have such exchange privileges as set forth in the Prospectus for such Class.  Exchange privileges may vary among Classes and among holders of a Class.

H.	Voting Rights of Classes.

	1.	Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to the arrangement of that Class; and

	2.	Shareholders of each Class shall have separate voting rights on any matter submitted to them in which the interests of one Class differ from the interests of any other Class.

I.	Dividends and Distributions. Dividends and capital gain distributions paid by the Trust with respect to each Class, to the extent any such dividends distributions are paid, will be calculated in the same manner and at the same time on the same day and will be, after taking into account any differentiation in expenses allocable to a particular Class, in substantially the same proportion on a relative net asset value basis.

J.

Redemption Fees.  In addition to any CDSC charged on Class A Shares and Class C Shares, as detailed above, generally Shares of each Class held for less than two months are redeemable (or exchangeable) at a price equal to 98% of the sub-trust’s then-current net asset value per Share, less any applicable CDSC, all as described in the Prospectus.  This 2.00%] redemption fee directly affects the amount a shareholder who is subject to the fee receives upon redemption or exchange.  The redemption fee is paid to the sub-trust and is designed to offset the brokerage commissions, capital gains impact, and administrative and other costs associated with fluctuations in its asset levels and cash flow caused by short-term shareholder trading.  The redemption fee does not apply to certain transactions described in the Prospectus.

K.	Reports to Trustees. The Distributor shall provide the Trustees such information as the Trustees may from time to time deem to be reasonably necessary to evaluate this Multi-Class Plan.

L.	Conditions to Effectiveness of this Multi-Class Plan. While this Plan is in effect, the Trust shall satisfy the “fund governance standards” as defined in Rule 0-1(a)(7) under the Act.[1]

M.

Amendment.  Any material amendment to this Multi-Class Plan shall be approved by the affirmative vote of a majority (as defined in the Act) of the Trustees of the Trust, including the affirmative vote of the Trustees of the Trust who are not interested persons of the Trust, except that any amendment that increases the CDSC rate schedule or CDSC Period must also be approved by the affirmative vote of a majority of the Shares of the affected Class.  Except as so provided, no amendment to this Multi-Class Plan shall be required to be approved by the shareholders of any Class of the Shares constituting the Trust.  The Distributor shall provide the Trustees such information as may be reasonably necessary to evaluate any amendment to this Multi-Class Plan.

Adopted: ___________, 2006

[1]

It should be noted, however, that in August 2005 the Court of Appeals for the District of Columbia Circuit stayed the January 16, 2006 effective date of subparagraphs (i) and (iv) of Rule 0-1(a)(7), which provisions require that a fund Board have at least 75% of its members independent and an independent Board Chairman, respectively.)